Exhibit 99.1

DR. JOHN KAPOOR  RETIRES FROM
SCIELE PHARMA BOARD OF DIRECTORS

ATLANTA (December 8, 2006) — Sciele Pharma, Inc. (NASDAQ:SCRX), a specialty pharmaceutical company, today announced the retirement of John N. Kapoor, Ph.D. from the Company’s Board of Directors.  Dr. Kapoor was a founder of Sciele Pharma and has served as a director since December 1996.

Patrick Fourteau, President and Chief Executive Officer of Sciele Pharma, stated, “We are very grateful to Dr. Kapoor for his leadership, commitment and insight as a director of the Company.  Throughout the Company’s history, John has played a crucial role in our success.  On behalf of all of our employees, we congratulate him on his retirement and wish him the best.”

Sciele Pharma, Inc. Background

Sciele Pharma, Inc. is a pharmaceutical company specializing in sales, marketing and development of branded prescription products focused on Cardiovascular/Metabolic and Women’s Health. The Company’s Cardiovascular/Metabolic products treat patients with high cholesterol, hypertension, high triglycerides, unstable angina and Type 2 diabetes, and its Women’s Health products are designed to improve the health and well-being of mothers and their babies. Headquartered in Atlanta, Georgia, and founded in 1992, Sciele Pharma employs more than 800 people. The Company’s success is based on placing the needs of patients first, improving health and quality of life and implementing its business platform — an Entrepreneurial Spirit, Innovation, Speed of Execution, Simplicity and Teamwork. For more information about Sciele Pharma and its products, visit www.sciele.com.

Contact:

Joseph T. Schepers

Director of Investor Relations

678-341-1401

ir@sciele.com

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